Exhibit 99.1

SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE 1ST HALF AND SECOND QUARTER 2013

9th Consecutive Quarter of Year over Year Growth of SPY® Brand Products
SPY® Brand Products Achieved Semi-Annual Growth of 10% in the 1st Half of 2013 over the 1st Half of 2012
Total Company First Half Net Sales reported as $19.0 million

For Immediate Release: August 7, 2013

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three and six months ended June 30, 2013.

First half sales of SPY® brand products were $19.0 million in 2013, an increase of 10% or $1.8 million greater than in the first half of 2012. Total Company net sales increased by 8% or $1.4 million, to $19.0 million in the first half of 2013, compared to $17.6 million in the first half of 2012. The difference between our SPY® brand sales and total Company sales in 2012 was due to our discontinued licensed brand products, which will have no sales in the future. Discontinued licensed brand sales were less than $50,000 in the first half of 2013, compared with sales of $0.4 million in the first half of 2012.

Second quarter sales of SPY® brand products were $10.0 million in 2013, an increase of 7% or $0.7 million greater than in the second quarter of 2012. Total Company net sales increased by 6% or $0.5 million, to $10.0 million compared to $9.5 million in the second quarter of 2012. There were no licensed brand sales in the second quarter of 2013, compared with $0.1 million in the second quarter of 2012.

 “We are really happy to have achieved our 9th consecutive quarter of year over year growth of SPY® brand products, with strong SPY® brand sales growth of 10% in the first half of 2013 over the first half of 2012, and the first half of 2013 was 29% higher than the first half of 2011,” said Michael Marckx, President and CEO. “Moving forward, our Happy Lens Collection is expanding to include a growing list of new styles and will be featured in our Rx, Performance and Goggle Collections, which will further leverage this innovation in many ways. On top of our successful Happy Lens launch, we are even more pleased with the combination of things we accomplished this half: solid sales growth, improved gross margins, lower operating expenses, positive cash flow from operations and income from operations. We believe this solid first half of the year helps to position us well for the balance of 2013.”

Income from operations improved by $3.6 million to $0.4 in the first half of 2013, compared to a loss from operations of $3.2 million in the first half of 2012. The $3.6 million improvement was partially due to the increase in sales combined with a 340 basis point improvement in gross profit as a percent of sales, which generated $1.3 million in additional gross profit contribution. Additionally, total operating expenses in the first half of 2013 were lower by $2.3 million, compared to the first half of 2012, primarily a result of the restructure actions taken in the third quarter of 2012. Cash flow generated by operating activities was $1.1 million in the first half of 2013, compared to negative $3.9 million in the first half of 2012, or an improvement of more than $4.9 million.

Income from operations improved by $1.4 million to $0.3 in the second quarter of 2013, compared to a loss from operations of approximately $1.1 million in the second quarter of 2012. The $1.4 million improvement was partially due to the increase in sales combined with a 250 basis point improvement in gross profit as a percent of sales, which generated $0.5 million in additional gross profit contribution. Additionally, total operating expenses in the second quarter of 2013 were lower by $0.9 million, compared to the second quarter of 2012, primarily a result of the restructure actions taken in the third quarter of 2012. Cash flow used by operating activities was $0.5 million in the second quarter of 2013, compared to negative $3.5 million in the second quarter of 2012, or an improvement of more than $3.0 million.

The net loss improved by $2.9 million to $1.3 million in the first half of 2013, compared to a net loss of $4.2 million in the first half of 2012. The net loss improved by $1.1 million to $0.6 million in the second quarter of 2013, compared to a net loss of $1.6 million in the second quarter of 2012. The improved net loss in each period was due to the reduction in our loss from operations, partially offset by higher interest expense. Interest expense included in the net losses is primarily “paid in kind” by being added to the outstanding principal balance rather than being paid in cash.

The results of our operations for the six months ended and quarter ended June 30, 2013 and 2012 are more fully discussed in our Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2013.

SPY Inc.:

We have a HAPPY disrespect for the usual way of looking (at life). This mindset helps drive us to design, market and distribute premium products for people who "live" to be outdoors, doing intense action sports, motorsports, snow sports, cycling and multi-sports–the things that make them HAPPY. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual, and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. It's what makes us HAPPY, and our customers, too. Our principal products–sunglasses, goggles and prescription frames–are happily marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic.com, Twitter@spy_optic and Instagram@spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and are subject to inherent risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," "hope," the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to: (i) lack of continuity of our management team, (ii) our ability to generate sufficient incremental sales of our core SPY® brand and new SPY® brand products to recoup our significant investments in sales, marketing and product development, (iii) our ability to continue to manage and operate our business at lower expense levels or otherwise reduce our breakeven point on an operating basis or to continue to generate income from operations, (iv) our ability to improve or maintain the levels of working capital necessary to operate the business, (v) our ability to maintain the availability of our existing credit facilities, satisfy our obligations when they become due, and otherwise finance our strategic objectives, and (vi) the other risks identified from time to time in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash	$948	$818
Accounts receivable, net	6,455	5,611
Inventories, net	5,474	6,274
Prepaid expenses and other current assets	775	770
Income taxes receivable	18	16

Total current assets	13,670	13,489
Property and equipment, net	488	446
Intangible assets, net of accumulated amortization of $741 and $727 at June 30, 2013 and December 31, 2012, respectively	98	127
Other long-term assets	98	85

Total assets	$14,354	$14,147

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$3,776	$4,591
Current portion of capital leases	77	49
Current portion of notes payable	15	15
Accounts payable	1,694	1,459
Accrued expenses and other liabilities	2,941	2,604

Total current liabilities	8,503	8,718
Capital leases, less current portion	130	102
Notes payable, less current portion	24	32
Notes payable to stockholders	20,238	19,078

Total liabilities	28,895	27,930
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	-	-
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,144,890 and 13,098,374 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	44,946	44,403
Accumulated other comprehensive income	488	494
Accumulated deficit	(59,976)	(58,681)

Total stockholders’ deficit	(14,541)	(13,783)

Total liabilities and stockholders’ deficit	$14,354	$14,147

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales	$9,995	$9,466	$19,002	$17,611
Cost of sales	4,718	4,707	9,125	9,061

Gross profit	5,277	4,759	9,877	8,550
Operating expenses:
Sales and marketing	2,950	3,794	5,804	7,423
General and administrative	1,789	1,728	3,236	3,724
Shipping and warehousing	89	196	258	384
Research and development	122	115	223	252

Total operating expenses	4,950	5,833	9,521	11,783

Income (Loss) from operations	327	(1,074)	356	(3,233)
Other income (expense):
Interest expense	(752)	(534)	(1,484)	(1,039)
Foreign currency transaction gain (loss)	(144)	(21)	(162)	37
Other (expense)	(5)	(1)	(5)	(4)

Total other expense	(901)	(556)	(1,651)	(1,006)

Loss before provision for income taxes	(574)	(1,630)	(1,295)	(4,239)
Income tax provision	—	—	—	—

Net loss	$(574)	$(1,630)	$(1,295)	$(4,239)

Net loss per share of Common Stock
Basic	$(.04)	$(0.13)	$(.10)	$(0.33)

Diluted	$(.04)	$(0.13)	$(.10)	$(0.33)

Shares used in computing net loss per share of Common Stock
Basic	13,135	13,037	13,125	13,022

Diluted	13,135	13,037	13,125	13,022

Other comprehensive income (loss)
Foreign currency translation adjustment	$(84)	$(1)	$93	$(165)
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	96	(56)	(98)	138

Total other comprehensive income (loss)	12	(57)	(5)	(27)

Comprehensive loss	$(562)	$(1,687)	$(1,300)	$(4,266)